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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2003

HA-LO INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

001-13525
(Commission File Number)

Delaware	36-3573412
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

707 Skokie Boulevard, Suite 600, Northbrook, IL 60062
(Address of principal executive offices, with zip code)

(847) 600-3000
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

        HA-LO Industries, Inc., a Delaware corporation ("HA-LO"), and Lee Wayne Corporation, a wholly-owned subsidiary of HA-LO incorporated in Illinois ("Lee Wayne," together with HA-LO, the "Sellers"), recently executed a Purchase Agreement, dated as of February 21, 2003 (the "Purchase Agreement"), with HA-LO Promotions Acquisition Corp., a Delaware corporation, and HA-LO Holdings BV, an entity to be formed as a Netherlands company (together, the "Buyers"), in connection with the sale of substantially all the operating assets and operations of HA-LO and Lee Wayne and assumption of certain liabilities and obligations related to those assets and operations (the "Sale"), for an aggregate purchase price of approximately $22 million, including cash in the amount of $14,000,000, a secured promissory note in the principal amount of $5,000,000 and a contingent promissory note in the principal amount of $3,000,000, which are subject to adjustment as provided in the Purchase Agreement (the "Purchase Price"). The Purchase Price is based on the fair market value of the assets as determined through negotiations between the Sellers and the Buyers. The assets to be sold are used by the Sellers in connection with their primary promotional products business.

        As a company in bankruptcy, the closing of the Sale is subject to bankruptcy court approval (which HA-LO expects to receive), a competitive auction process and other bankruptcy procedures. HA-LO expects the closing of the Sale to occur sometime in April 2003.

        The Buyers are affiliated with H.I.G. Capital LLC, a private equity and venture capital investment firm based in Miami, Florida. There is no material relationship between the Buyers on the one hand and HA-LO, any of HA-LO's affiliates, any of HA-LO's directors or officers or any associate of any of HA-LO's directors or officers on the other hand.

        A copy of the Purchase Agreement is attached hereto as an exhibit and incorporated herein by reference. On February 25, 2003, HA-LO issued a press release relating to the foregoing. A copy of the press release is attached hereto as an exhibit and incorporated herein by reference.

        HA-LO expects to use the net proceeds from the Sale to pay post-petition administrative expenses and pre-petition debt in its bankruptcy case (see below for more information regarding its bankruptcy case). Notwithstanding the receipt of proceeds from the Sale, HA-LO expects that because the pre-petition debt considerably exceeds the proceeds from the Sale, the holders of equity interests in HA-LO remain unlikely to receive or retain anything of value on account of their equity interests in HA-LO in the bankruptcy.

        HA-LO remains a debtor, with two of its subsidiaries, Lee Wayne and Starbelly.com, Inc. (the "Debtors") in three separate, although jointly administered, Chapter 11 cases (the "Cases") in case number 02 B 12059. The Sale does not include any of the assets or operations of Starbelly.com, Inc. Persons interested in more information concerning the Cases, or the Debtors' financial performance, are encouraged to review the pleadings, reports and other papers on file in the Office of the Clerk of the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Everett McKinley Dirksen Federal Building, 219 S. Dearborn Street, Chicago, Illinois.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

        (a)  Pro Forma Financial Information.

        As HA-LO is filing the reports required to be filed with the United States Trustee under Federal Rule of Bankruptcy Procedure 2015 of Chapter 11 of Title 11 of the United States Code, under the cover of Form 8-K in lieu of filings on Form 10-Q and Form 10-K, HA-LO does not expect to file any pro forma financial information to reflect the disposition of the assets and operations to be sold as required under this Item.

2

        (c)  Exhibits.

  Purchase Agreement, dated as of February 21, 2003, by and among HA-LO Industries, Inc., Lee Wayne Corporation, HA-LO Promotions Acquisition Corp. and HA-LO Holdings BV (the exhibits and schedules to this Purchase Agreement have been omitted from this report pursuant to Item 602(b)(2) of Regulation S-K, and HA-LO agrees to furnish copies of such omitted documents to the Securities and Exchange Commission upon request)

  99
  Press Release dated February 25, 2003

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HA-LO INDUSTRIES, INC.
Date: February 27, 2003	By:	/s/ JAMES SMITH James Smith Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2	Purchase Agreement, dated as of February 21, 2003, by and among HA-LO Industries, Inc., Lee Wayne Corporation, HA-LO Promotions Acquisition Corp. and HA-LO Holdings BV
99	Press Release dated February 25, 2003

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES
EXHIBIT INDEX